UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2006

Commission File Number	Exact name of registrant as specified in its charter, Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.
333-124154	Stanadyne Holdings, Inc. 92 Deerfield Road Windsor, CT 06095 (860) 525-0821	Delaware	20-1398860

333-45823	Stanadyne Corporation 92 Deerfield Road Windsor, CT 06095 (860) 525-0821	Delaware	22-2940378

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On January 10, 2006, Stanadyne Corporation (the “Company”) entered into an employment agreement with M. David Jones. Pursuant to the employment agreement, Mr. Jones will serve as President and Chief Executive Officer of the Company. The agreement is for an unspecified term and may be terminated by the Company with cause, in the event Mr. Jones becomes disabled or without cause in which case Mr. Jones would continue to receive base salary and benefits for an eighteen month period following the termination date. Mr. Jones may terminate his employment with the Company upon 60 days’ written notice. Mr. Jones will be entitled to a base salary of $450,000 annually and will be entitled to an annual performance based bonus. The employment agreement also provides for other perquisites including four weeks’ paid vacation, a car allowance and transition expenses. Mr. Jones will also be entitled to participate in employee benefit plans available to employees generally. The employment agreement provides for a grant of options to purchase 3.5 million shares of common stock of Stanadyne Holdings, Inc. (“Holdings”) at $0.67 per share. These options are subject to all of the terms of Holding’s 2004 Equity Incentive Plan. The employment agreement further provides Mr. Jones the opportunity to purchase a maximum of $2.0 million of Holdings’ common stock at a price of $0.67 per share by no later than March 31, 2006.

Item 1.02. Termination of a Material Definitive Agreement

On January 10, 2006, the employment agreement of William D. Gurley terminated as a result of his retirement as President and Chief Executive Officer of the Company. In connection with such retirement, Mr. Gurley will receive severance benefits of approximately $2 million, payable by the Company in three equal annual installments beginning in the first quarter of 2006.

SECTION 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the disclosure under Item 1.02 and Item 5.02 with respect to the retirement of William D. Gurley and the payment of severance obligations to him by the Company.

SECTION 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 10, 2006, William D. Gurley retired from his position as President and Chief Executive Officer of the Company. Concurrent with his retirement, Mr. Gurley resigned from his positions as a director of the Company and all of its related subsidiaries or affiliates.

Effective January 11, 2006, the Company’s Board of Directors elected M. David Jones, age 58, to the position of President and Chief Executive Officer of the Company. Mr. Jones was most recently the Chairman and Chief Executive Officer of Wallace Computer Services, Inc., a provider of commercial printing services with $1.6 billion in annual revenues. In addition, from 1970 to 2000, Mr. Jones was employed by Cummins Engine Company, Inc. where he held positions of increasing responsibility, culminating in a tenure as Vice President of the Filtration Group and President of Fleetguard/Nelson Inc. The terms of Mr. Jones employment agreement with the Company are described in Item 1.01.

A copy of the Company’s press release dated January 12, 2006 announcing Mr. Gurley’s retirement and Mr. Jones’ election as President and Chief Executive Officer of the Company is attached hereto as Exhibit 99.1.

SECTION 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement between Stanadyne Corporation and M. David Jones dated January 10, 2006

99.1	Press release issued by Stanadyne Corporation dated as of January 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stanadyne Holdings, Inc.
(Registrant)

Date: January 17, 2006	By:	/s/ Stephen S. Langin
Stephen S. Langin
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stanadyne Corporation
(Registrant)

Date: January 17, 2006	By:	/s/ Stephen S. Langin
Stephen S. Langin
Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement between Stanadyne Corporation and M. David Jones dated January 10, 2006

99.1	Press release issued by Stanadyne Corporation dated as of January 12, 2006